Exhibit 23.4

BANKERSBANC CAPITAL CORPORATION

The Board of Directors

Mountain Bancshares, Inc.

We hereby consent to the inclusion of our opinion letter dated December 15, 2005 to the Board of Directors of Mountain Bancshares, Inc. as Appendix C to the proxy statement/prospectus, which forms a part of the Registration Statement on Form S-4 of GB&T Bancshares, Inc. and to the references to our name and to the description of such opinion in the proxy statement/prospectus. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that would come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commissions promulgated thereunder.

/s/ BANKERSBANC CAPITAL CORPORATION

BankersBanc Capital Corporation

Atlanta, Georgia

February 6, 2006